Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2024

LITTLE ELM, Texas, March 28, 2025—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2024. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 28, 2025 with the U.S. Securities and Exchange Commission.

The Company’s revenues for 2024 decreased 24.2%. The Company’s revenues were approximately $33.0 million in 2024 as compared to approximately $43.5 million in the prior year. Domestic revenues decreased 15.1% principally due to a decrease in the average selling price as a result of product mix, combined with higher transactional and order fulfillment costs with its distributors. International revenues decreased 59.1% predominantly due to fewer international vaccination-related sales. Comparability of 2024 to 2020-2023 financial results is challenging due to the unusual volume of pandemic sales in prior years.

The Company’s operating costs remain high since its facility expansion and, more recently, its increase in domestic production in connection with 2024-2025 tariffs. Total operating expenses were $20.1 million in 2024. The 2024 loss from operations was $21.1 million as compared to a loss from operations of $11.5 million in the prior year.

The net decrease in cash for 2024 was $8.4 million. At the end of 2024, the cash position was $4.2 million and the Company held $40.3 million in debt and equity securities.

Although the Company is working to increase domestic production in 2025, expenses related to tariffs will likely increase. Approximately $1.6 million was spend on tariff expenses from September – December 2024 when the tariff rate was 100% on syringes and needles imported from China. From January 1 to March 21, 2025, under a system of increasing tariffs, the Company paid a total of approximately $951 thousand on tariff expenses. Additional equipment expenditures of approximately $1 million over the next few months and additional workforce expenditures over the next year of approximately $3.8 million will likely be necessary in connection with the Company’s plan to increase domestic production. According to an Executive Order executed by the President of the United States on March 24, 2025, on or after April 2, 2025, a tariff of 25% may be imposed on goods imported into the United States from any country that imports Venezuelan oil. The Company does not have sufficient information to evaluate the impact of this recent order and any forward-looking statements in the Company’s Form 10-K do not account for the foregoing tariff.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: material changes in demand, tariffs; Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer